August 3, 2009

Dr. Surajiet Khanna
Chairman
BARD, LLC
1167 Bridge Street
Philadelphia, PA 19124

SUBJECT:    Algae Oil Pilot System Project Milestone Breakdown and Proposal for
                        Phase 1 Services

Dear Dr. Khanna:

Tetra Tech EC, Inc. (TtEC) appreciates the opportunity to submit this Project Milestone Breakdown and a Proposal for Phase 1 Services for BARD LLC's (BARD) Algae Oil Pilot System. TtEC is very pleased to be considered a part of BARD's team for this project.

Pursuant to your request, this document serves two purposes. The first is that TtEC has provided a suggested Phased approach for the design and setup of the Algae Oil Pilot System. As you will see, TtEC has provided descriptions of work that we believe to be appropriate for each Phase and an approximate cost and schedule associated with those Phases.

The second purpose for this document is to present our Proposal to execute Phase 1 (Project Start-up) of BARD's Algae Oil Pilot System. The discussion provided below presents the tasks we will perform as part of Phase 1 and our firm fixed price and schedule for performing this work. If acceptable, TtEC asks that BARD signs the authorization to proceed found as Attachment A to this document and TtEC's Terms and Conditions provided as Attachment B of this document.

In summary, this Proposal provides a detailed Scope of Work, Schedule, and Cost for Phase 1 of the project and a more general discussion on anticipated future Phases needed to complete the project.

Proposed Overall Project Approach

The recommended overall approach to the project envisions one contractor being responsible for the engineering/design, equipment procurement, and installation/setup related to the pilot system including civil site work, electrical, and balance of plant and process equipment. The project would be completed in five primary Phases: 1) Project Start-Up; 2) Preliminary Design; 3) Pre-Final Design; 4) Final Design; and 5) System Setup/Installation and Start-Up Phase.

As the design and functionality of the project is evolving, TtEC believes it is in BARD's best interests to perform the work required to design and setup the pilot process system on a fixed price basis per discrete Phase of work. This will help control costs because it will result in more definitive estimates of the remaining project Phases. It will also provide BARD and its investors

Bucks Town Corporate Campus, 820 Town Center Drive, Suite 100, Langhorne, PA 19047-1748
Tel 215.702.4000 Fax 215.702.4045
www.tteci.com

Dr. Surajiet Khanna
August 3, 2009

every opportunity to participate and provide direction in the execution of the project as it develops. At the end of each Phase, TtEC will submit a summary of activities completed and an outline of tasks for the upcoming Phase. Following BARD's review and concurrence of the upcoming Phase's Scope, Schedule, and Cost, and receipt of full payment TtEC will proceed with that Phase.

The work that would need to be performed under each of these Phases is presented in the following paragraphs.

PROJECT MILESTONE BREAKDOWN Phase 1 - Project Start-Up

To initiate the BARD Algae Oil Pilot System Project, TtEC will host a Kick-Off Meeting with BARD and TtEC staff. At this meeting, BARD will provide TtEC with the various reference and design documents that have previously been prepared by BARD and all other sources. This would include technical specifications, equipment cut sheets, design drawings, and other such items. Following the meeting, TtEC will complete the other tasks in Phase 1.

1. The full list of the tasks included in Phase 1 is as follows:

■ Kick-Off Meeting
o   Includes TtEC Project Manger and Project Engineer, and BARD representatives as they see fit. Meeting to be held at TtEC's Langhorne, PA office and anticipated to last approximately 4 hours
■ Due Diligence of BARD Documents
o   Review hard copy and electronic documents that BARD provides
■ Site Visit for TtEC design team
o  TtEC Project Manger, Project Engineer, Mechanical Engineer and Electrical Engineer will visit site to determine best way to lay out the Pilot System. TtEC anticipates needing 4 hours on-site to take pictures and notes of the area where the Pilot System will be built
■ Develop Design Criteria Document (DCD)
o   Include process/flow related items at this point
■ Develop Preliminary Process Flow Diagrams
o  TtEC will prepare one or two diagrams using AutoCAD showing the anticipated major pieces of process equipment and vessels
■ Develop Preliminary Mass Balance
o  TtEC will develop preliminary Mass Balance for the system including process vessels
■ Prepare Outline for Phase 2
o  TtEC will prepare a Letter type document outlining the various pertinent items for Phase 2 of this project. This includes:
■ Scope of Work for Phase 2
■ Schedule of Work for Phase 2
■ Estimated Cost of Phase 2

Dr. Surajiet Khanna
August 3, 2009

The Deliverables associated with Phase 1 are the following:

• DCD for BARD approval
• Summary of TtEC's proposed Phase 2 tasks including schedule and price to execute Phase 2
• Preliminary Process Flow Diagrams in electronic and hard copy format
o  TtEC will use AutoCAD to develop the sheets and provide PDF copies to BARD for their review. Three hard copy print outs on 11"x17" paper will be provided
• Preliminary Mass Balance
o TtEC will match the Mass Balance to the Process Flow Diagram
•  Summary of work completed during Phase 1

TtEC budgets $30,000 for this Phase and will execute the work in 20 business days from Notice to Proceed.

Phase 1 - Project Start-Up.....................................................................................................................$30,000 (firm fixed price)

Shown below is the general outline of the tasks that are recommended to be performed in the subsequent Phases to complete design and set-up of the Algae Oil Pilot System. The descriptions of these Phases will be expanded upon in greater detail as each prior Phase of the project is completed.

Phase 2 - Preliminary Design

Following the successful completion of Phase 1 of this project and with BARD's concurrence of the Scope of Phase 2, TtEC anticipates the following activities:

• Receive comments from BARD and finalize Process Flow Diagrams
• Receive comments from BARD and finalize Mass Balance
• Develop Preliminary (approximately 60%) Design

The Preliminary Design would be developed by TtEC in connection with BARD and the applicable significant equipment suppliers and will follow the strict guidelines and procedures established by TtEC for the preparation of its design projects. The Preliminary Design will consist of the following components:

Design Criteria Document: This document outlines the design inputs, codes, standards and other such related basis needed for a successful design package. The DCD developed in Phase 1 will be developed further in Phase 2 to include civil, structural, electrical and other such disciplines.

Calculations: Calculations will be prepared for major components and piping based on drawings.

Dr. Surajiet Khanna
August 3, 2009

Drawings: TtEC will produce design drawings for the Pilot System. During the project, a complete design package will be prepared to allow development of a system installation. The drawings will include, as necessary, civil, structural, electrical, mechanical, process and architectural disciplines.

Control Strategy: TtEC will work with BARD to determine the level of instrumentation and control strategy necessary to be used for the Pilot System. This will include data acquisition and collection requirements, level of automation and anticipated manpower requirements to operate the facility. Following this, an appropriate pilot system Control Strategy and Equipment List will be developed. It should be noted that the goal of the pilot system is to obtain sufficient data for BARD to make a determination on the viability of a full-scale process facility. As such, the control strategy for the pilot system will be developed to gather this type of data, and will not be the type of system that would be designed for a full-scale process facility.

• Identification of required permits and completion of permit applications if necessary.

At the end of Phase 2, TtEC will submit its Preliminary Design Package (updated DCD, Drawings, and Specifications) to BARD for review. TtEC will also submit an outline for Phase 3 with associated estimated schedule and cost.

Phase 3 - Pre-Final Design

Following the successful completion of Phase 2 of this project and with BARD's concurrence of the Scope of Phase 3, TtEC anticipates the following activities:

• Receive comments from BARD

• Develop Pre-Final Design (90%)

During this Phase, the design will be advanced from 60% to 90% and most outstanding issues will be resolved.

Phase 4 - Final Design

Following submission of the Pre-Final Design, TtEC will meet with BARD for a review meeting. Based on the comments provided by BARD on the Pre-Final Design, TtEC will prepare a Final Design and provide pricing for the Pilot System set-up/installation. This cost package would identify the major system components and major completion milestones that relate to the project schedule and anticipated level of quality for the facility.

Upon BARD's approval of the final design and the price for system installation and setup, it is expected for BARD to issue a Notice to Proceed for System Set-up/Installation and Startup Phase of the Project.

Following approval of the Final Design, TtEC will prepare Request for Proposals/Quotations that include Vendor Statements of Work and Price Forms. These Bid Packages will be released to the identified potential suppliers of equipment and installation services for this project.

Dr. Surajiet Khanna
August 3, 2009

Generally, the following balance of plant bid packages are developed and issued for bid by

TtEC:

o     Balance of Plant Tanks
o     Process Pump(s)
o     Mechanical Installation
o     Electrical/Control System Installation
o     Concrete Installation, if required

Phase 5 - System Setup/Installation and Start-Up Phase

It is assumed that TtEC would provide services for the setup and installation of the pilot system. TtEC will be on-site and oversee all aspects of installation including, but not limited to, coordination of subcontractor activities, interaction with local government representatives (as necessary), start-up operation and equipment checkout.

MILESTONE BREAKDOWN PRICING AND SCHEDULE (Phases 2 through 5)

Tetra Tech estimates that the engineering Phases of this project (Phases 2 to 4) will cost between $75,000 and $125,000 and take between 8 and 12 weeks to complete. Tetra Tech anticipates that Phase 5 of this project will cost between $150,000 and $250,000 including equipment purchases and take between 12 and 16 weeks to complete. The cost and schedule estimates are based on our experience with similar projects and are meant to be a guide or reference to the scale of the effort required to perform the requisite services.

In summary, TtEC has extensive experience in the design engineering process, procurement of equipment and materials, and system installation; and has well-documented procedures to ensure that the engineering, procurement and installation of a pilot system is accurate, compliant and complete. This is an essential philosophy when designing, installing, operating and maintaining a safe and productive system, while minimizing risks and liabilities to TtEC and our clients. TtEC looks forward to further discussing the partnership between TtEC and BARD for engineering, procurement and installation of your Pilot System as well as any other projects which BARD would like TtEC to provide assistance.

If you are in acceptance of this Proposal for Phase 1 activities please sign the attached Authorization to Proceed, Terms and Conditions and provide payment for Phase 1 of the project.

Please do not hesitate to contact either Jonathan Dziekan at (215) 702-4023 or me at (215) 702- 4001 with any questions.

Sincerely

,/s/Jeffrey Otto, PE
Jeffrey Otto, PE

cc: Jonathan Dziekan Dave DiCesare

Dr. Surajiet Khanna
August 3, 2009

ATTACHMENT A

Authorization to Proceed

Signatures below indicate TtEC has authorization to proceed with Phase 1 of this project. The cost associated with this scope is $30,000.

Tetra Tech EC, Inc.		BARD, LLC

8/3/09
Signature	Date	Signature	Date

Jeffrey Otto, Langhorne Operations
Printed Name		Printed Name

Dr. Surajiet Khanna
August 3, 2009

ATTACHMENT B

TERMS AND CONDITIONS

TETRA TECH EC, INC.
TERMS AND CONDITIONS
ENVIRONMENTAL REMEDIATION AND RELATED SERVICES

1.       DEFINITIONS AND CONTRACT FORMATION.

(a)	"Client" shall mean the person or entity identified in the Tetra Tech EC, Inc. "TtEC" Proposal for whom Services are to be performed.

(b)	"TtEC" shall mean the Tetra Tech EC, Inc..

(c)	"Client Order" shall mean the purchase order, request, authorization or other notification, and additions or modifications thereto whereby Client indicates its desire that TtEC furnish Services.

(d)	"TtEC Proposal" shall mean these terms and conditions and the letter, proposal, quotation, or other notification, including any response to the Client Order, wherein TtEC offers to furnish Services.

(e)
"Services" shall mean the Services of TtEC personnel described in the TtEC Proposal or Client Order and any other Services as may be added to, or performed in connection with, the Contract provided, however, that TtEC shall have no responsibility as a generator, operator, transporter, disposer or arranger of the transportation and/or disposal of Hazardous Substances as defined in Article 7 below.

(f)
"Contract" shall mean these Terms and Conditions and the TtEC Proposal, and shall include, only to the extent not inconsistent with any aspect of the TtEC Proposal and these Terms and Conditions, the provisions of the Client Order. Upon execution by Client or commencement of Services at Client's request, TtEC's Proposal and these Terms and Conditions shall constitute a binding Contract and govern exclusively any Services provided.

2. COMPENSATION. Unless otherwise specified in the TtEC Proposal, TtEC shall be compensated as follows: (a) Client shall pay TtEC at TtEC's customary rates applicable to the personnel and for the time actually engaged in supplying Services. Such rates are subject to adjustment periodically; (b) Client shall also reimburse TtEC at cost plus fifteen percent (15%) for its expenses, including travel, living, and incidental expenses allowed to personnel while engaged in performance of Services away from TtEC's offices, cost of reproduction, telegraph and telephone, and other out-of-pocket expenses as may be necessary in performing Services. Subcontractors, consultants, etc. will be billed at cost plus fifteen (15%). Use of computer, word processing equipment, and other equipment, if required, will be invoiced at TtEC's customary rates. Should nonexempt personnel be required to work overtime, such personnel will receive overtime compensation, the premium portion of which will also be billed to Client at TtEC's cost. TtEC's invoices are rendered monthly and are payable upon receipt. Interest at the rate of two percent (2%) over prevailing prime rate shall be charged on a monthly basis on any amounts not paid within thirty (30) days of invoice submittal. TtEC may terminate its services if any invoice is unpaid for ninety (90) days; (c) TtEC, its officers, employees, or consultants may be asked or required to appear as a witness or deponent, to furnish information or data through interrogatories, or otherwise be compelled to participate in, administrative or judicial proceedings arising in connection with a Client's project. In that event and notwithstanding expiration or termination or this Contract, Client shall compensate TtEC in accordance with (a) and (b) above and reimburse TtEC for reasonable legal expenses incurred in connection therewith, provided, however, that the provisions of Article 5, below, shall govern in the event TtEC is found to be at fault.

3. CONFIDENTIALITY, ACCESS TO SITE, USE OF FACILITIES AND INFORMATION. Client shall provide TtEC with access to facilities and information conducive to the efficient and accurate provision of Services, including such maps, drawings, and records as are needed for the proper conduct of the Services, and shall indicate the reliability of all information provided. TtEC will maintain in confidence and return to Client any information designated by Client as confidential.

4. INSURANCE. (a) During the course of performance of the Services, TtEC will maintain the following insurance coverages:

TYPE OF COVERAGE                                                                                               AMOUNT OF COVERAGE

Workers' Compensation/Employers Liability                                                                       Statutory/$1,000,000

Commercial General Liability/Excess Liability                                                                     $1,000,000/$4,000,000

Contractors Pollution Liability                                                                                                                 $1,000,000

Automobile Public Liability and Property Damage, including coverage for                                     $1,000,000
all hired or non-owned automotive equipment used in connection with the insured's operations.

(b) If required, TtEC shall deliver to Client, Certificates evidencing that the above coverages are in effect and will not be canceled or materially changed without thirty (30) days written notice; (c) Additional Coverages: If desired, TtEC, will on a cost-reimbursable basis, endeavor to procure other desired insurance coverages if commercially available and applicable to the work being performed.

Tetra Tech EC, Inc. Proprietary Information Project Initiation/Operations Procedure PO-3, Attachment 3	Page 1 of 3 Version Date 03/24/05

5. INDEMNIFICATION. TtEC shall indemnify and save harmless Client from claims, actions and judgments arising out of bodily injury, death or damage to property of third parties to the extent caused by the negligence of TtEC, provided, however, that "Hazardous Substance Claims" as defined in Article 7, below, shall be governed by that Article.

6. WARRANTY OF SERVICES. TtEC warrants that TtEC and its employees shall, in performing Services hereunder, exercise the degree of skill, care and diligence consistent with customarily accepted good practices and procedures at the time and location and for the type of Services performed. Should TtEC fail to perform to those standards, it shall (a) without cost to Client, reperform and correct any substandard Services; and (b) reimburse Client for Client's direct damages or otherwise correct faulty construction, to the extent resulting from such substandard Services. Services involving such activities as the prediction of ecological or health impacts, clean-up criteria, extent or degree of contamination or dispersion, air or water movement, geologic and hydrogeologic conditions, extent of appropriate investigation, scheduling, and cost estimating are highly sensitive to changes in regulatory and scientific criteria, methodologies and interpretations thereof and require the balance of diverse, often conflicting, Client business, economic, legal and other priorities. Client acknowledges these conditions and accepts the risk that, although TtEC may perform to the above standards, the Client's goals or desires may nevertheless not be realized. TtEC makes no other warranties, express or implied, with respect to its performance under this Contract. TtEC's liability hereunder, including any for damage to or loss of Client property, shall in no event extend beyond one year after completion of the Services in question or exceed the amount specified in Article 8 below.

7. HAZARDOUS SUBSTANCE CLAIMS. (a) In the event that TtEC's negligence is found, by final judicial determination, to have caused a Hazardous Substance Claim as defined below, TtEC shall reimburse Client for its costs and liabilities incurred under this Article 7, to the extent caused by TtEC, in an amount not to exceed that specified in Article 8 below; (b) "Hazardous Substance Claim" shall mean any and all claims, losses, costs, expenses, judgments, damages, and liabilities of any form or nature including but not limited to any for personal or emotional injury, death or damage to property arising out of or in connection with any actual, threatened or feared release, discharge or exposure to any toxic or hazardous waste, substance, material, or vapor, including without limitation, PCB's, petroleum, hydrocarbons, asbestos, mixed, radioactive or nuclear wastes and any other substance designated as hazardous or toxic under CERCLA, TSCA, RCRA or other statute or regulation ("Hazardous Substances"); (c) Except as provided in a. above and to the fullest extent provided in Article 9 below (i) Client shall indemnify and hold harmless TtEC, its officers, directors, employees, agents, and representatives from and against any and all Hazardous Substance Claims; and (ii) Client shall defend any claim, action, or proceeding which may be brought against TtEC, its officers, directors, employees, agents, and representatives ("Defendants") arising out of or in connection with any Hazardous Substance Claim and shall bear all fees and expenses of attorneys and costs any Defendant incurs in the defense thereof.

8. TtEC LIABILITY. Except for TtEC's duty to indemnify Client as provided in Article 5 above, TtEC's total aggregate liability in connection with or arising out of the Contract or Services, including without limitation any under Articles 6 and 7 above, shall in no event exceed the total amount of compensation paid to TtEC hereunder up to a maximum amount of $250,000.

9. CONSEQUENTIAL DAMAGES AND OTHER LIABILITIES. TtEC and its employees shall in no event be liable for any special, indirect or consequential damages, including specifically but without limitation, any based on loss of profits or revenue, loss of or interference, whether or not by third parties, with full or partial use of any equipment, facility or property, including real property, cost of replacement power, energy or product, delay in or failure to perform or to obtain permits or approvals, cost of capital, loss of goodwill, claims of customers, fines or penalties assessed against client or similar damages. These terms provide allocations of risk and reward consistent with the nature and extent of the Services and to that end include (i) protections against, and limitations on, liability of TtEC and (ii) specific remedies of Client which shall be its sole and exclusive remedies. The allocations, including without limitation those set forth above and under Articles 6, 7, 8 and 13, shall survive this contract and apply to the fullest extent allowed by law irrespective of whether liability of TtEC is claimed, or found, to be based in contract, tort or otherwise (including negligence, warranty, indemnity and strict liability) and Client hereby waives all rights of recovery and assumes all risks beyond those explicitly allocated to TtEC herein.

10. SITE CONTRACTORS. For the benefit of Client and TtEC, Client agrees that it will cause provisions acceptable to TtEC governing insurance and indemnity to be inserted in each of Client's agreements for remediation or other construction or site services or work related to the Services.

11. DELAYS. Neither party shall be considered in default in the performance of its obligations hereunder to the extent that the performance of such obligations is prevented or delayed by any cause which is beyond the reasonable control of the affected party, and the time for performance of either party hereunder shall in such event be extended for a period equal to any time lost as a result thereof, and an equitable adjustment shall be made to TtEC's compensation.

12. THIRD PARTY INTERESTS. This Contract and the Services and Work Product produced hereunder are solely for the benefit of Client and are not intended to be for the benefit, or to be construed as creating rights in favor, of any third party. If Client is not the ultimate beneficiary of the Services or TtEC's work product is used in such a way as to create or induce any reliance by any third party, Client represents and warrants (i) that it shall bind its clients and/or such third parties to limitations on and protections against liability "protective provisions" commensurate with those afforded TtEC hereunder and that such protective provisions will, in fact, inure to the benefit of TtEC, and/or (ii) that Client has the power to act on behalf of its clients and/or such third parties and does hereby bind such parties to these protective provisions.

13. CHANGES AND TERMINATION. This Contract shall not be modified except by written agreement signed by both parties. Client shall have the right to make changes within the general scope of Services upon execution of a mutually accepted change order. Client shall also have the right to terminate this Contract prior to completion of the Services, after reasonable notice to TtEC in writing, in which event Client shall pay TtEC all amounts due TtEC hereunder up to the effective date of termination, plus TtEC's reasonable costs incurred after such date in terminating the Services. In the event that Client alleges breach on behalf of TtEC, Client shall afford TtEC in 30 days written notice to cure any alleged deficiency prior to termination. Recognizing that termination prior to completion may involve risks and exposures both as to cost of work and third party claims, Client shall in such event indemnify, protect and defend TtEC from claims arising out of any incomplete aspect of the Services.

Tetra Tech EC, Inc. Proprietary Information Project Initiation/Operations Procedure PO-3, Attachment 3	Page 2 of 3 Version Date 03/24/05

14. GOVERNING LAW, PRECEDENCE AND DIVISIBILITY. Unless specified otherwise in Client orders, this Agreement shall be governed by the laws of the State of New Jersey excluding choice of law rules which direct application of the laws of another jurisdiction. The provisions of the TtEC Proposal and these Terms and Conditions shall govern exclusively any Services furnished by TtEC and shall prevail over and render void any inconsistent or conflicting provision of the Client Order. If any term, condition, provision or portion of this Contract is declared void or unenforceable, or limited in its application or effect, such event shall not affect any other provision or portion hereof. All other provisions and unaffected portions thereof shall remain fully enforceable and an adjustment in the compensation or other provisions shall be made with the purpose of equitably effecting the intent of the Contract to the maximum extent allowed by law.

15. ENTIRE AGREEMENT. This Contract contains the entire agreement between the parties as to the Services rendered hereunder. All previous or contemporaneous agreements, representations, warranties, promises, and conditions relating to the subject matter of this Contract are superseded by this Contract.

ACCEPTED BY:

CONTRACT OR PROJECT NAME		CLIENT

BY TtEC (PRINT NAME)		BY (PRINT NAME)

TITLE		TITLE

SIGNATURE	/DATE	SIGNATURE	/DATE

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